EXHIBIT 99.1

EPE Holdings, LLC

Unaudited Condensed Consolidated Balance Sheet at September 30, 2005

EPE HOLDINGS, LLC

TABLE OF CONTENTS

Unaudited Condensed Consolidated Balance Sheet at September 30, 2005	2

Notes to Unaudited Condensed Consolidated Balance Sheet

Partnership organization and basis of financial statement presentation	3

General accounting policies and related matters	4

Business combinations	6

Inventories	7

Property, plant and equipment	8

Investments in and advances to unconsolidated affiliates	9

Intangible assets and goodwill	10

Debt obligations	11

Minority interest	15

Member's equity	16

Related party transactions	16

Financial instruments	18

Segment information	19

Condensed financial information of Operating Partnership	21

Commitments and contingencies	21

Significant risks and uncertainties - hurricanes	22

Subsequent event	23

EPE HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2005

(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$ 33,155
Restricted cash	6,893
Accounts and notes receivable - trade, net of allowance for doubtful
accounts of $24,620	1,292,571
Accounts receivable - related parties	202
Inventories	573,091
Prepaid and other current assets	105,430
Total current assets	2,011,342
Property, plant and equipment, net	8,415,573
Investments in and advances to unconsolidated affiliates	470,033
Intangible assets, net of accumulated amortization of $141,682	941,484
Goodwill	489,444
Deferred tax asset	5,530
Long-term receivables	14,741
Other assets	41,969
Total assets	$ 12,390,116

LIABILITIES AND MEMBER'S EQUITY
Current liabilities
Current maturities of debt	$ 164,000
Accounts payable - trade	82,321
Accounts payable - related parties	17,986
Accrued gas payables	1,392,426
Accrued expenses	82,436
Accrued interest	71,702
Other current liabilities	131,856
Total current liabilities	1,942,727
Long-term debt	4,788,840
Other long-term liabilities	74,337
Minority interest	5,564,017
Member's equity	20,195
Total liabilities and member's equity	$ 12,390,116

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

1.	PARTNERSHIP ORGANIZATION AND BASIS

OF FINANCIAL STATEMENT PRESENTATION

Partnership organization and formation

EPE HOLDINGS, LLC (“EPE Holdings”) is a Delaware limited liability company that was formed in April 2005 to become the 0.01% general partner of Enterprise GP Holdings L.P. ("Enterprise GP Holdings"). EPE Holdings’ business purpose is to manage the affairs and operations of Enterprise GP Holdings. At September 30, 2005, Dan Duncan LLC (“DDC”) owned 100% of the membership interests of EPE Holdings.

Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the New York Stock Exchange ("NYSE") under symbol "EPE". Enterprise GP Holdings owns Enterprise Products GP, LLC (“Enterprise Products GP”), which is the general partner of Enterprise Products Partners L.P. ("Enterprise Products Partners"), and 13,454,498 common units of Enterprise Products Partners. Enterprise GP Holdings has no independent operations outside those of Enterprise Products Partners. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

We, Enterprise Products GP, Enterprise GP Holdings and Enterprise Products Partners are all affiliates and are under common control of Dan L. Duncan, the Chairman and the controlling shareholder of EPCO, Inc. ("EPCO").

Unless the context requires otherwise, references to “we,” “us,” “our,” “the Company” or “EPE Holdings” within these notes shall mean EPE Holdings, LLC and its consolidated subsidiaries, which primarily includes Enterprise Products Partners and its subsidiaries. Also, “GulfTerra Merger” refers to the merger of GulfTerra Energy Partners, L.P. with a wholly owned subsidiary of Enterprise Products Partners on September 30, 2004 and the various transactions related thereto. References to “GulfTerra” mean Enterprise GTM Holdings L.P., the successor to GulfTerra Energy Partners, L.P. References to “GulfTerra GP” mean Enterprise GTMGP, L.L.C., which was formerly known as GulfTerra Energy Company, L.L.C., the general partner of GulfTerra Energy Partners, L.P. Enterprise GTMGP, L.L.C. is the general partner of Enterprise GTM Holdings L.P.

Basis of presentation of consolidated financial statements

We own a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of our business. We have no independent operations and no material assets outside those of Enterprise GP Holdings. The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner's capital account in Enterprise GP Holdings.

In the opinion of the Company, the accompanying unaudited condensed consolidated balance sheet includes all adjustments consisting of normal recurring accruals necessary for a fair presentation. Although we believe the disclosures are adequate to make the information presented in the unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC").

Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless otherwise indicated.

2. GENERAL ACCOUNTING POLICIES AND RELATED MATTERS

Use of estimates

In accordance with GAAP, we use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Our actual results could differ from these estimates.

New accounting pronouncements

Statement of Financial Accounting Standards ("SFAS") No. 123(R), “Share-Based Payment.” This accounting guidance, which is applicable for public companies the first fiscal year beginning on or after June 15, 2005, replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” This Statement eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted for using a fair-value-based method. We are continuing to evaluate the provisions of SFAS No. 123(R) and will adopt the standard on January 1, 2006. Upon the required effective date, we will apply this statement using a modified prospective application as described in the standard.

On March 29, 2005, the SEC issued Staff Accounting Bulletin ("SAB") 107 to provide public companies additional guidance in applying the provisions of SFAS No. 123(R). Among other things, SAB 107 describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123(R) with certain existing SEC guidance. The guidance is also beneficial to users of financial statements in analyzing the information provided under SFAS No. 123(R). We will apply the provisions of SAB 107 upon the adoption of SFAS No. 123(R).

FASB Interpretation ("FIN") 46(R)-5, “Implicit Variable Interests Under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities.” On March 3, 2005, the FASB issued this guidance to address whether a reporting enterprise has an implicit variable interest in a variable interest entity or potential variable interest entity when specific conditions exist. FIN 46(R)-5 covers issues that commonly arise in leasing arrangements among related parties, as well as other types of arrangements involving both related and unrelated parties. Implicit variable interests are implied financial interests in an entity’s net assets exclusive of variable interests. An implicit variable interest acts the same as in an explicit variable interest except it involves the absorbing and (or) receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. This guidance was effective for our fiscal quarter ended June 30, 2005, and our adoption of this guidance did not have any impact on our consolidated financial position, results of operations or cash flows.

FIN 47, "Accounting for Conditional Asset Retirement Obligations."  Under SFAS No. 143, "Accounting for Asset Retirement Obligations," a company must record a liability for its legal obligations resulting from the eventual retirement of its tangible long-lived assets, whether that obligation results from the acquisition, construction, or development of the asset. However, many companies have not recorded a liability, concluding that either (1) the conditional nature of the obligation does not create a liability until the retirement activity occurs or (2) the timing and/or the method of settling the obligation is unknown.  FIN 47 concludes otherwise.   If required legally, an obligation associated with the asset’s retirement is inevitable even though uncertainties exist about the timing and/or method of settling the obligation. According to FIN 47, these uncertainties affect the fair value of the liability, rather than prevent the need to record one at all. Additionally, the ability of a company to postpone indefinitely the settlement of the obligation, or to sell the asset prior to its retirement, does not relieve a company of its present duty to settle the obligation. We are currently studying the effects of FIN 47 on our accounting policy for asset retirement obligations. We will adopt FIN 47 in December 2005.

SFAS No. 154, "Accounting Changes and Error Corrections." This accounting guidance, which replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - an amendment of APB No. 28," provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt the provisions of SFAS No. 154 as applicable beginning in fiscal 2006.

Emerging Issues Task Force ("EITF") Issue No. 04-13, "Accounting for Purchases and Sale of Inventory With the Same Counterparty." In September 2005, the FASB ratified the EITF consensus relating to entities that may sell inventory to another entity in the same line of business from which it also purchases inventory. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. The EITF reached a consensus that two or more inventory transactions with the same counterparty should be viewed as a single nonmonetary transaction for purposes of applying APB No. 29, "Accounting for Nonmonetary Transactions," if the transactions were entered into in contemplation of one another. The EITF reached a consensus to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification. This guidance is effective for new (including renegotiated or modified) inventory arrangements entered into in the first interim or annual reporting period beginning after March 15, 2006. We are studying this guidance to determine if it has any effect on us.

Emerging Issues Task Force ("EITF") 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." In September 2005, the FASB ratified the EITF consensus relating to entities that may sell inventory to another entity in the same line of business from which it also purchases inventory. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. The EITF reached a consensus that two or more inventory transactions with the same counterparty should be viewed as a single nonmonetary transaction for purposes of applying APB No. 29, "Accounting for Nonmonetary Transactions," if the transactions were entered into in contemplation of one another. The EITF reached a consensus to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification. This guidance is effective for new (including renegotiated or modified) inventory arrangements entered into the first interim or annual reporting period beginning after March 15, 2006. We are studying this guidance to determine if it has an effect on us.

Accounting for employee benefit plans

During the first quarter of 2005, we acquired additional ownership interests in Dixie Pipeline Company ("Dixie") that resulted in Dixie becoming a consolidated subsidiary of ours (see Note 3). Dixie employs the personnel who operate the Dixie pipeline. Dixie's employees are eligible to participate in Dixie's company-sponsored defined contribution plan. Additionally, certain Dixie employees are eligible to participate in Dixie's pension and postretirement benefit plans. At September 30, 2005, the preliminary estimated fair value of Dixie's employee benefit plan obligations was approximately $6.6 million, and is included in other long-term liabilities on our Unaudited Condensed Consolidated Balance Sheet. This valuation could change due to this transaction being so recent and future refinement of our estimate.

Defined contribution plan. Dixie sponsors a defined contribution plan in which its employees are eligible to participate. Dixie contributes 3% of eligible compensation to the plan (the "Automatic Contribution") for employees hired on or after July 1, 2004. Plan participants may contribute from 1% to 16% of their eligible compensation to the plan, and Dixie matches each participant's contributions up to a maximum of 6% of eligible compensation, less the Automatic Contribution amount.

Pension and postretirement benefit plans. Certain Dixie employees hired prior to July 1, 2004, are eligible to participate in Dixie's pension and postretirement benefit plans. Dixie's pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on age at retirement, years of credited service, and average compensation. Dixie's postretirement benefit plan provides medical and life insurance to retired employees. The medical plan is contributory and the life insurance plan is noncontributory. Any Dixie employee retiring on or after July 1, 2004 will receive postretirement benefits only until such retiree becomes eligible for Medicare benefits.

3. BUSINESS COMBINATIONS

As summarized below, during the nine months ended September 30, 2005, we completed several acquisitions and recorded purchase accounting adjustments related to the GulfTerra merger.

Indian Springs acquisition in January 2005. In January 2005, we paid $74.5 million for membership interests in Teco Gas Gathering, LLC and Teco Gas Processing, LLC. As a result of this acquisition, we indirectly own an 80% equity interest in the 89-mile Indian Springs Gathering System and a 75% equity interest in the Indian Springs natural gas processing facility, both of which are located in East Texas. The Indian Springs processing facility has capacity to process up to 120 MMcf/d of natural gas and there is an idle 20 MMcf/d production train available for restart to support increases in natural gas volumes. The natural gas processed at the Indian Springs processing facility is sourced from the Indian Springs Gathering System, as well as our nearby Big Thicket Gathering System.

Acquisition of additional interests in Dixie in January and February 2005. We purchased an approximate 20% interest in Dixie in January 2005 for $31 million and an approximate 26% interest in Dixie in February 2005 for $40 million. As a result of these acquisitions, our ownership interest in Dixie increased to approximately 66% and Dixie became a consolidated subsidiary of ours in February 2005. Dixie owns and operates a 1,301-mile natural gas liquid ("NGL") pipeline, which transports propane from supply areas in Texas, Louisiana and Mississippi to markets throughout the southeastern United States.

Acquisition of additional interests in Mid-America and Seminole Pipelines in June 2005. We exercised our option to acquire a 2% indirect ownership interest in the Mid-America Pipeline System and a 1.6% indirect interest in the Seminole pipeline for a total purchase price of $25 million. As a result of this transaction, we indirectly own 100% of the Mid-America Pipeline System and 90% of the Seminole pipeline. The Mid-America Pipeline System is a 7,226-mile NGL pipeline system located in the central and western regions of the United States. The Seminole pipeline is a 1,281-mile NGL pipeline that interconnects with the Mid-America Pipeline System at the Hobbs Hub on the Texas-New Mexico border and extends to Mont Belvieu, Texas.

Acquisition of NGL underground storage and terminaling assets in July 2005. We purchased three NGL underground storage facilities and four propane terminals from Ferrellgas L.P. ("Ferrellgas") in July 2005 for $144 million in cash. The underground storage facilities are located in Kansas, Arizona and Utah and have a combined capacity of 6.1 MMBbls. Approximately 70% of the aggregate storage capacity is leased to third party customers under fee-based contracts. The four propane terminals are located in Minnesota and North Carolina. The Minnesota facilities are connected to our Mid-America Pipeline System, and the North Carolina terminals are connected by rail to our facilities on the Gulf Coast. As part of the transaction, Ferrellgas has contracted with us to maintain a certain level of storage volume and terminal throughput for five years with the option to extend for an additional five years.

Other. During the nine months ended September 30, 2005, we made purchase price adjustments related to the GulfTerra Merger, and we revised our preliminary purchase price allocation related to the GulfTerra Merger. The purchase price adjustments of $7 million, which increased our overall consideration paid to complete the GulfTerra Merger, were primarily attributable to merger-related financial advisory services and involuntary severance costs, both of which were attributable to the GulfTerra Merger. As of September 30, 2005, our purchase price and purchase price allocation related to the GulfTerra Merger were final.

The GulfTerra Merger was completed on September 30, 2004, when GulfTerra merged with a wholly owned subsidiary of Enterprise. The aggregate value of total consideration Enterprise paid or issued to complete the GulfTerra Merger was approximately $4 billion. Our final purchase price allocation for the GulfTerra Merger includes an estimated recovery of $26.2 million, which represents the probable recovery of expenditures for property damage to certain offshore operations due to the effects of Hurricane Ivan, a Category 3 hurricane that struck the U.S. Gulf Coast in September 2004 prior to the GulfTerra Merger. If our final recovery is different than this amount, we will recognize an income impact at that time.

In addition, we purchased an approximate 41.7% interest in Belle Rose NGL Pipeline LLC ("Belle Rose) in June 2005 for approximately $4.5 million in cash. As a result of this acquisition, our indirect ownership interest in Belle Rose increased to 83.4% and Belle Rose became a consolidated subsidiary of ours in June 2005. The 48-mile Belle Rose NGL pipeline transports mixed NGLs to NGL fractionation facilities located in Louisiana.

Allocation of purchase price for 2005 business combinations and other purchase accounting adjustments

The acquisitions and purchase price adjustments described previously were accounted for under the purchase method of accounting and, accordingly, the cost of each has been allocated to the assets acquired and liabilities assumed based on their estimated preliminary fair values as follows:

			Mid-
	Indian		America &	Ferrellgas
	Springs	Dixie	Seminole	Assets	Other (2)	Total
Purchase price allocation:
Assets acquired in business combination:
Current assets	$ 252	$ 1,729		$ 3,679	$ 2,217	$ 7,877
Property, plant and equipment, net	41,572	91,417	$ 9,390	137,472	20,968	300,819
Investments in and advances to
unconsolidated affiliates (1)		(36,279)			(10,017)	(46,296)
Intangible assets	19,095			6,528	1,009	26,632
Other assets		31,515			(3,694)	27,821
Total assets acquired	60,919	88,382	9,390	147,679	10,483	316,853
Liabilities assumed in business combination:
Current liabilities		(4,963)		14	(4,761)	(9,710)
Long-term debt		(9,982)				(9,982)
Other long-term liabilities		(5,949)		(3,693)		(9,642)
Minority interest		(4,615)	15,610		(4,007)	6,988
Total liabilities assumed		(25,509)	15,610	(3,679)	(8,768)	(22,346)
Total assets acquired less liabilities assumed	60,919	62,873	25,000	144,000	1,715	294,507
Total consideration given	74,854	68,608	25,000	144,000	12,618	325,080
Goodwill	$ 13,935	$ 5,735	$ -	$ -	$ 10,903	$ 30,573

(1) Represents carrying value of our investment prior to consolidation. (2) Includes purchase accounting adjustments for the GulfTerra Merger and Belle Rose transactions.

The purchase price allocations related to our Indian Springs, Dixie, Ferrellgas and Belle Rose acquisitions are preliminary. We engaged an independent third-party business valuation expert to assess the fair value of the tangible and intangible assets pertaining to these transactions. This information will assist management in the development of definitive allocations of the overall purchase prices for these transactions. The allocation of the purchase price for additional interests in Dixie reflects preliminary estimates of Dixie’s pension and postretirement obligations. Management independently developed the fair value estimates for our acquisition of additional interests in the Mid-America and Seminole pipelines using recognized business valuation techniques.

4. INVENTORIES

Our inventories consisted of the following at September 30, 2005:

Working inventory	$ 399,351
Forward-sales inventory	173,740
Inventory	$ 573,091

Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs, and petrochemical products that are available for sale or used in the provision of services. The forward sales inventory is comprised of segregated NGL volumes dedicated to the fulfillment of forward-sales contracts. Both inventories are valued at the lower of average cost or market.

5. PROPERTY, PLANT AND EQUIPMENT

Our property, plant and equipment and accumulated depreciation were as follows at September 30, 2005:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	5-35 (5)	$ 8,014,849
Underground and other storage facilities (2)	5-35 (6)	678,154
Platforms and facilities (3)	23-31	163,214
Transportation equipment (4)	3-10	11,129
Land		30,324
Construction in progress		580,648
Total		9,478,318
Less accumulated depreciation		1,062,745
Property, plant and equipment, net		$ 8,415,573

(1)   Plants and pipelines includes processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2)   Underground and other storage facilities includes underground product storage caverns; storage tanks; water wells; and related assets.

(3)   Platforms and facilities includes offshore platforms and related facilities and other associated assets.

(4)   Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category are: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category are: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

6. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

We own interests in a number of related businesses that are accounted for using the equity method. Our investments in and advances to our unconsolidated affiliates are grouped according to the business segment to which they relate. For a general discussion of our business segments, see Note 13. The following table shows our investments in and advances to unconsolidated affiliates at September 30, 2005.

	Ownership
	Percentage
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	$ 63,053
Cameron Highway Oil Pipeline Company (“Cameron Highway”) (1)	50%	57,634
Deepwater Gateway, L.L.C. (“Deepwater Gateway”) (2)	50%	116,927
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.67%	68,740
Nemo Gathering Company, LLC (“Nemo”)	33.92%	11,691
Onshore Natural Gas Pipelines & Services:
Evangeline (3)	49.5%	3,162
Coyote Gas Treating, LLC (“Coyote”)	50%	1,776
NGL Pipelines & Services:
Dixie Pipeline Company (“Dixie”) (4)
Venice Energy Services Company, LLC (“VESCO”)	13.1%	38,731
Belle Rose NGL Pipeline LLC (“Belle Rose”) (5)
K/D/S Promix LLC (“Promix”)	50%	62,144
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,933
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	15,031
La Porte (6)	50%	5,211
Total		$ 470,033

(1)    Cameron Highway began deliveries of Gulf of Mexico crude oil production to major refining markets along the Texas Gulf Coast during the first quarter of 2005. In June 2005, we received a $47.5 million return of our investment in Cameron Highway due to the refinancing of Cameron Highway’s project debt. For additional information regarding the refinancing of Cameron Highway's debt, please read Note 8.

(2)    In March 2005, we contributed $72 million to Deepwater Gateway to fund our share of the repayment of its $144 million term loan. For additional information regarding Deepwater Gateway's repayment of its term loan, please read Note 8.

(3)    Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(4)    We acquired an additional 20% ownership interest in Dixie in January 2005 and an additional 26.1% ownership interest in February 2005. As a result of these acquisitions, Dixie became a consolidated subsidiary.

(5)    We acquired an additional 41.7% ownership interest in Belle Rose in June 2005. As a result of this acquisition, Belle Rose became a consolidated subsidiary.

(6)    Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

In connection with obtaining regulatory approval for the GulfTerra Merger, we were required by the U.S. Federal Trade Commission ("FTC") to sell our ownership interest in Starfish Pipeline Company, LLC ("Starfish") by March 31, 2005. The $36.6 million carrying value of this investment was classified as "Assets held for sale" on our balance sheet at December 31, 2004. On March 31, 2005, we sold this asset to a third-party for $42.1 million in cash and realized a gain on the sale of $5.5 million.

On occasion, the price we pay to acquire an investment exceeds the carrying value of the underlying historical net assets (i.e., the underlying equity account balances on the books of the investee) that we purchase. These excess cost amounts are a component of our investments in and advances to unconsolidated affiliates. At September 30, 2005, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Nemo included excess cost. At September 30, 2005, excess cost amounts included in our investments in and advances to unconsolidated affiliates totaled $48.6 million, which was attributed to tangible assets.

7. INTANGIBLE ASSETS AND GOODWILL

Intangible assets

The following table summarizes our intangible assets (which primarily consist of contracts and customer relationships) at September 30, 2005 by segment:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Offshore Pipelines & Services	$ 207,012	$ (26,436)	$ 180,576
Onshore Natural Gas Pipelines & Services	457,798	(35,383)	422,415
NGL Pipelines & Services	361,682	(73,161)	288,521
Petrochemical Services	56,674	(6,702)	49,972
Total	$ 1,083,166	$ (141,682)	$ 941,484

During the nine months ended September 30, 2005, we recorded an additional $28.4 million of intangible assets primarily due to acquisitions and changes in our purchase accounting estimates.

Goodwill

The following table summarizes our goodwill amounts by segment at September 30, 2005. Of the $489.4 million of goodwill we have recorded as of September 30, 2005, $387.1 million relates to goodwill we recorded in connection with the GulfTerra Merger.

Offshore Pipelines & Services	$ 82,386
Onshore Natural Gas Pipelines & Services	282,840
NGL Pipelines & Services	50,528
Petrochemical Services	73,690
Totals	$ 489,444

8. DEBT OBLIGATIONS

Our debt consisted of the following at September 30, 2005:

Enterprise GP Holdings’ debt obligation:
$525 Million Credit Facility, variable rate, due February 2006	$ 149,000
Operating Partnership debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due October 2010 (1)	335,000
30-Day Promissory Note, variable rate, repaid October 2005 (2)	100,000
Seminole Notes, 6.67% fixed-rate, due December 2005	15,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.95% fixed-rate, due June 2010	500,000
Dixie revolving credit facility, due June 2007	17,000
GulfTerra Senior Notes and Senior Subordinated Notes (3)	5,673
Total principal amount	4,975,673
Other, including unamortized discounts and premiums and changes in fair value (4)	(22,833)
Subtotal long-term debt	4,952,840
Less current maturities of debt	(164,000)
Long-term debt	$ 4,788,840

Standby letters of credit outstanding (5)	$ 66,411

(1)    At September 30, 2005 the Multi-Year Revolving Credit Facility had a $750 million borrowing capacity, which was reduced by the amount of standby letters of credit outstanding. In October 2005, the Operating Partnership executed an amended Multi-Year Revolving Credit Facility, which among other things, (i) increased the borrowing capacity to $1.25 billion, which is reduced by the amount of standby letters of credit outstanding, (ii) extended the maturity date from September 2009 to October 2010 and (iii) removed the $100 million limit on the total amount of standby letters of credit that can be outstanding under the facility.

(2)    The Operating Partnership used borrowings under the Multi-Year Revolving Credit Facility to repay the 30-Day Promissory Note in October 2005.

(3)    GulfTerra's remaining $0.8 million of 6.25% Senior Notes due June 2010 were called and retired in February 2005.

(4)    The September 20, 2005 amount includes $8.5 million related to fair value hedges and $14.3 million in net unamortized discounts.

(5)    In accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to Be Refinanced," long-term and current maturities of debt at September 30, 2005 reflected our repayment of the 30-Day Promissory Note in October 2005 using borrowings under our Multi-Year Revolving Credit Facility, which is due October 2010.

Letters of credit

At September 30, 2005, we had $66.4 million in standby letters of credit outstanding, of which $40 million was associated with a letter of credit facility we entered into during November 2004 in connection with our Independence Trail capital project and the remaining amounts were issued under our Multi-Year Revolving Credit Facility. In late October 2005, the letter of credit facility associated with the Independence Trail capital project expired.

Enterprise Products Partners-Subsidiary guarantor relationships

Enterprise Products Partners acts as guarantor of the debt obligations of the Operating Partnership, with the exception of the Seminole Notes, the Dixie revolving credit facility and the senior subordinated notes of GulfTerra. If the Operating Partnership were to default on any debt Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation.

The Operating Partnership’s senior indebtedness is structurally subordinated to and ranks junior in right of payment (but only to the extent that payment is dependent upon the assets and operations of GulfTerra, Dixie and Seminole) to the indebtedness of GulfTerra, Dixie and Seminole. The Seminole Notes are unsecured obligations of Seminole Pipeline Company (of which we own 90% of its capital stock). The Dixie revolving credit facility is an unsecured obligation of Dixie (of which we own 66% of its capital stock). The senior subordinated notes of GulfTerra are unsecured obligations of GulfTerra (of which we own 100% of its limited and general partnership interests).

Enterprise GP Holdings’ debt obligation

$525 Million Credit Facility. On August 29, 2005, Enterprise GP Holdings entered into a $525 million credit facility consisting of a $475 million term loan and a $50 million revolving credit facility, both maturing in February 2006. Additionally, on August 29, 2005, Enterprise GP Holdings borrowed $525 million under the new facility to repay (i) the indebtedness owed by Enterprise Products GP to an affiliate of EPCO that was originally incurred to finance Enterprise Products GP's purchase of a 50% interest in GulfTerra's general partner and (ii) the $160.5 million of debt Enterprise GP Holdings assumed from EPCO as part of the contribution of net assets to Enterprise GP Holdings by affiliates of EPCO. The proceeds from Enterprise GP Holdings' August 2005 initial public offering was used to repay some of the borrowings under the new credit facility. At September 30, 2005, approximately $124.5 million of borrowings were outstanding under the $475 million term loan portion of the new credit facility and approximately $24.5 million of borrowings under the $50 million revolving portion of the new credit facility.

Borrowings under the credit facility are secured by (i) a pledge of the 13,454,498 common units of Enterprise Products Partners that are owned by Enterprise GP Holdings and (ii) a pledge of the 100% membership interest in Enterprise Products GP. Enterprise GP Holdings’ debt obligations are non-recourse to us.

As defined by the credit facility, variable interest rates charged under this facility generally will bear interest, at our election at the time of each borrowing, at (1) the greater of (a) the interest rate per annum publicly announced by Citibank N.A. as its prime rate or (b) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York plus ½ of 1%, in either case plus an applicable margin of 1%; or LIBOR plus an applicable margin of 2.25%.

The credit facility contains various covenants related to Enterprise GP Holdings' ability, and the ability of certain of its subsidiaries (including Enterprise Products GP), to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restrictive agreements. The credit facility also requires Enterprise GP Holdings to satisfy certain financial covenants at the end of each fiscal quarter.

Operating Partnership debt obligations

Multi-Year Revolving Credit Facility. In October 2005, the borrowing capacity under this facility was increased from $750 million to $1.25 billion. See Note 17 for additional information.

30-Day Promissory Note. In September 2005, the Operating Partnership borrowed $100 million under a 30-day promissory note to provide the Operating Partnership with additional borrowing capacity ahead of the amended Multi-Year Revolving Credit Facility. The promissory note was repaid using borrowings under the Operating Partnership's amended Multi-Year Revolving Credit Facility.

Senior Notes E, F, G and H. In September 2004, the Operating Partnership priced a private offering of an aggregate of $2 billion in principal amount of senior unsecured notes in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended, and in October 2004, these notes were issued. In January 2005, we filed a registration statement for an offer to exchange these notes for registered debt securities with identical terms. The exchange of notes was completed in March 2005.

Senior Notes I and J. In February 2005, the Operating Partnership sold $500 million in principal amount of senior notes in a Rule 144A private placement offering, comprised of $250 million in principal amount of 10-year senior unsecured notes and $250 million in principal amount of 30-year senior unsecured notes. The 10-year notes ("Senior Notes I") were issued at 99.379% of their principal amount and have annual fixed-rate interest of 5.00% and a maturity date of March 1, 2015. The 30-year notes ("Senior Note J") were issued at 98.691% of their principal amount and have annual fixed-rate interest of 5.75% and a maturity date of March 1, 2035. The Operating Partnership used the net proceeds from the issuance of Senior Notes I and J to repay $350 million of indebtedness outstanding under Senior Notes A, which was due on March 15, 2005, and the remaining proceeds for general partnership purposes, including the temporary repayment of indebtedness outstanding under the Multi-Year Revolving Credit Facility. In July 2005, we filed a registration statement for an offer to exchange these notes for registered debt securities with identical terms. The exchange of notes was completed in August 2005.

These fixed-rate notes are unsecured obligations of the Operating Partnership and rank equally with its existing and future unsecured and unsubordinated indebtedness. The Operating Partnership’s borrowings under these notes are non-recourse to Enterprise Products GP. Enterprise Products Partners has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee, which is also non-recourse to Enterprise Products GP. These notes were issued under an indenture containing certain covenants, which restrict our ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Senior Notes K. In June 2005, the Operating Partnership sold $500 million in principal amount of five-year senior unsecured notes. These notes were issued at 99.834% of their principal amount and have a fixed-rate interest of 4.95% and a maturity date of June 1, 2010. The Operating Partnership used the net proceeds from the issuance of these notes to temporarily reduce indebtedness outstanding under the Multi-Year Revolving Credit Facility and for general partnership purposes, including capital expenditures and business combinations.

These fixed-rate notes are unsecured obligations of the Operating Partnership and rank equally with its existing and future unsecured and unsubordinated indebtedness. The Operating Partnership’s borrowings under these notes are non-recourse to Enterprise Products GP. Enterprise Products Partners has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee, which is also non-recourse to Enterprise Products GP. These notes were issued under an indenture containing certain covenants, which restrict our ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Dixie. Dixie has a senior unsecured revolving credit facility with a borrowing capacity of $28 million. As defined by the credit agreement, variable interest rates charged under this facility generally bear interest, at our election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the Prime Rate or (b) the Federal Funds Rate by 1/2%. This revolving credit agreement contains various covenants related to Dixie’s ability to incur certain indebtedness; grant certain liens; enter into merger transactions; and make certain investments. The loan agreement also requires Dixie to satisfy a minimum net worth financial covenant.

Petal Industrial Development Revenue Bonds. In April 2004, Petal Gas Storage L.L.C. ("Petal"), one of our wholly owned subsidiaries, borrowed $52 million from the Mississippi Business Finance Corporation ("MBFC") pursuant to a loan agreement between Petal and the MBFC. On the same date, the MBFC issued $52 million in Industrial Development Bonds to another one of our wholly owned subsidiaries. Petal had the option to repay the loan agreement without penalty, and thus cause the Industrial Development Revenue Bonds to be redeemed, any time after one year from their date of issue. In August 2005, Petal exercised its option to repay the loan agreement and the $52 million in Industrial Development Bonds were redeemed and retired.

Prior to redemption, we netted the loan amount and the bond amount and the interest payable and interest receivable amounts on our balance sheet. Additionally, we netted the interest expense and interest income amounts attributable to these instruments on our statements of consolidated operations and comprehensive income. This presentation was reflected in accordance with the provisions of FIN 39, "Offsetting of Amounts Related to Certain Contracts," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," since we had the ability and intent to offset these items.

Covenants

We are in compliance with all covenants of our consolidated debt agreements at September 30, 2005.

Information regarding variable interest rates paid

The following table shows the range of interest rates paid and weighted-average interest rate paid on our significant consolidated variable-rate debt obligations during the nine months ended September 30, 2005.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
Enterprise GP Holdings' Credit Facility	5.91% to 7.50%	5.96%
Enterprise Products Partners' 364-Day Acquisition Credit Facility	3.25% to 3.40%	3.30%
Enterprise Products Partners' Multi-Year Revolving Credit Facility	3.22% to 6.75%	3.91%
Enterprise Products Partners' 30-Day Promissory Note	4.66%	4.66%

Consolidated debt maturity table

The following table shows scheduled maturities of the principal amounts of our debt obligations for the next 5 years and in total thereafter.

2005	$ 15,000
2006	149,000
2007	517,000
2009	500,000
Thereafter	3,794,673
Total scheduled principal payments	$ 4,975,673

In accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to Be Refinanced," the amount shown in the table above for 2005 excludes the $100 million due under our 30-Day Promissory Note at September 30, 2005. We refinanced this short-term obligation using borrowings from our Multi-Year Revolving Credit Facility in October 2005. As a result, we reclassified this amount to long-term debt and presented it as a component of principal amounts due after 2009.

Joint venture debt obligations

We have three unconsolidated affiliates with long-term debt obligations. The following table shows (i) our ownership interest in each entity at September 30, 2005, (ii) total long-term debt obligations (including current maturities) of each unconsolidated affiliate at September 30, 2005, on a 100% basis to the joint venture and (iii) the corresponding scheduled maturities of such long-term debt.

	Our		Scheduled Maturities of Long-Term Debt
	Ownership							After
	Interest	Total	2005	2006	2007	2008	2009	2009
Cameron Highway	50.0%	$ 415,000		$ 415,000
Poseidon	36.0%	96,000				$ 96,000
Evangeline	49.5%	35,650	$ 5,000	5,000	$ 5,000	5,000	$ 5,000	$ 10,650
Total		$ 546,650	$ 5,000	$ 420,000	$ 5,000	$ 101,000	$ 5,000	$ 10,650

The credit agreements of our joint ventures each contain various affirmative and negative covenants, including financial covenants. Our joint ventures were in compliance with all such covenants at September 30, 2005.

Extinguishment of Deepwater Gateway credit agreement in March 2005. In accordance with terms of its credit agreement, Deepwater Gateway had the right to repay the principal amount plus any accrued interest due under its term loan at any time without penalty. During the first quarter of 2005, Deepwater Gateway exercised this right and extinguished its term loan. We and our 50% joint venture partner in Deepwater Gateway made equal cash contributions of $72 million to Deepwater Gateway to fund the repayment of the $144 million in principal amount owed under Deepwater Gateway's term loan.

Refinancing of Cameron Highway debt in June 2005. In June 2005, Cameron Highway executed an Amended and Restated Credit Agreement with a total credit commitment of $415 million and borrowed the full amount. This 364-day loan matures in June 2006 and is secured by (i) mortgages on and pledges of substantially all of the assets of Cameron Highway, (ii) mortgages on and pledges of certain assets related to certain rights of way and pipeline assets of an indirect wholly-owned subsidiary of Enterprise Products Partners that serves as the operator of the Cameron Highway Oil Pipeline, (iii) pledges by Enterprise Products Partners and its joint venture partner in Cameron Highway of their 50% partnership interests in Cameron Highway, and (iv) letters of credit in the amount of $14 million each issued by the Operating Partnership and an affiliate of our joint venture partner. Except for the foregoing, the Cameron Highway lenders do not have any recourse against the assets of Enterprise Products Partners under the amended credit agreement.

A portion of the proceeds of the loan were used to refinance Cameron Highway’s existing $325 million project debt and to make cash distributions to the owners of Cameron Highway. In connection with this refinancing, Cameron Highway incurred approximately $22 million in one-time make whole premiums and related fees and costs, which include $6.3 million of non-cash charges. Our equity earnings from Cameron Highway for the second quarter of 2005 were reduced by our 50% share of such costs.

As defined in the amended credit agreement, variable interest rates charged to Cameron Highway under this loan generally bear interest, at Cameron Highway’s election from time to time, at either (i) the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2%, or (ii) a Eurodollar rate plus an applicable margin.

The amended credit agreement contains various covenants restricting Cameron Highway’s ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; make certain investments; make certain restricted payments; enter into certain hedging agreements; enter into certain transactions with affiliates; form any subsidiaries; make any material changes in the Cameron Highway pipeline system; enter into any sale and leaseback transaction; or enter into or amend certain other agreements. The amended loan agreement also requires Cameron Highway to satisfy certain financial covenants at the end of each fiscal quarter.

9. MINORITY INTEREST

Minority interest represents third-party and related party ownership interests in the net assets of certain of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party investor's ownership in our consolidated balance sheet amounts shown as minority interest. The following table shows the components of minority interest at September 30, 2005:

Limited partners of Enterprise GP Holdings	$ 684,659
Limited partners of Enterprise Products Partners:
Non-affiliates of Enterprise Products GP	4,344,811
Affiliates of Enterprise Products GP	444,316
Joint venture partners	90,231
$ 5,564,017

The minority interest attributable to limited partners of Enterprise GP Holdings consists of common units held by the public and affiliates of EPCO. The minority interest attributable to the limited partners of Enterprise Products Partners consists of common units held by the public and affiliates of EPCO. The minority interest attributable to joint venture partners is primarily attributable to third party ownership interests in Tri-States, Seminole, Wilprise, Independence Hub, Dixie and Belle Rose.

10. MEMBER'S EQUITY

At September 30, 2005, member’s equity consisted of the capital account of DDC and balances related to accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we will distribute any available cash to DDC within 45 days after the end of each calendar quarter. No distributions have been made to date.

Accumulated other comprehensive income.   The following table summarizes the effect of our cash flow hedging financial instruments (see Note 12) on accumulated other comprehensive income ("AOCI") since December 31, 2004.

		Interest Rate Fin. Instrs.		Accumulated
			Forward-	Other
	Commodity		Starting	Comprehensive
	Financial	Treasury	Interest	Income
	Instruments	Locks	Rate Swaps	Balance
Balance, December 31, 2004	$ 1,434	$ 4,572	$ 18,548	$ 24,554
Change in fair value of commodity financial instrument	(1,350)			(1,350)
Reclassification of gain on settlement of treasury locks to interest expense		(331)		(331)
Reclassification of gain on settlement of forward-starting swaps to interest expense			(2,687)	(2,687)
Balance, September 30, 2005	$ 84	$ 4,241	$ 15,861	$ 20,186

During the remainder of 2005, we will reclassify a combined $1 million from accumulated other comprehensive income as a reduction in interest expense from our treasury locks and forward-starting interest rate swaps. In addition, we reclassified an approximate $1.4 million gain into income from accumulated other comprehensive income related to a commodity cash flow hedge acquired in the GulfTerra Merger. This gain is primarily due to an increase in fair value from that recorded for the commodity cash flow hedge at September 30, 2004. For additional information regarding our use of financial instruments, see Note 12.

11. RELATED PARTY TRANSACTIONS

Relationship with EPCO

We have an extensive and ongoing relationship with EPCO. EPCO is controlled by Dan L. Duncan, who is one of our directors and Chairman. In addition, our executive and other officers are employees of EPCO, including Michael A. Creel, who is our Chief Executive Officer (“CEO”) and one of our directors. We are wholly owned by DDC, an affiliate of EPCO.

Administrative Services Agreement. We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to the Administrative Services Agreement. We reimburse EPCO for the costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees. Additionally, we reimburse EPCO for the costs associated with the office space we occupy related to our partnership's headquarters.

In August 2005, the Third Amended and Restated Administrative Services Agreement (the "Amended Agreement") was executed, which was effective as of February 24, 2005. The Amended Agreement reflects the following changes:

•

Enterprise GP Holdings, EPE Holdings, and the TEPPCO Parties (i.e., TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, TE Products Pipeline Company, Limited Partnership, TEPPCO Midstream Companies, L.P., TCTM, L.P. and TEPPCO GP, Inc.) were added as parties to the Agreement;

•	substantial revisions were made to the "Business Opportunities" section of the Agreement (see below);
•	an Exhibit was added to the Agreement describing the structure of corporate governance, policies and procedures (see below); and
•	other changes to reflect the new parties and procedures.

The "Business Opportunities" section of the Amended Agreement addresses conflicts that may arise among Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings, EPE Holdings and the EPCO Group (defined as EPCO and its affiliates other than the parties to the Amended Agreement). This section of the Amended Agreement provides, among other things, that:

•

if a business opportunity to acquire equity securities (as defined in the Amended Agreement) is presented to the EPCO Group, Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings or EPE Holdings, then Enterprise GP Holdings will have the first right to pursue such opportunity, and Enterprise Products Partners will have the second right to pursue such opportunity;

•

if any business opportunity not covered by the preceding bullet point is presented to the EPCO Group, Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings or EPE Holdings, Enterprise Products Partners will have the first right to pursue such opportunity, and Enterprise GP Holdings will have the second right to pursue such opportunity.

Additionally, an Exhibit was added to the Amended Agreement, which outlines the corporate governance structure and policies and procedures to address potential conflicts among, protect the confidential information of, and govern the sharing of EPCO personnel between the Partnership Entities ("Enterprise Products Partners, Enterprise Products GP, the Operating Partnership and the general partner of the Operating Partnership"), the TEPPCO Parties and Enterprise GP Holdings. The Exhibit provides, among other things, that:

•	there shall be no overlap in the independent directors of Enterprise Products GP, EPE Holdings and Texas Eastern Products Pipeline Company, LLC ("TEPPCO GP");
•

there shall be no overlap in the EPCO employees performing commercial and development activities involving certain defined potential overlapping assets for the Partnership Entities and Enterprise GP Holdings on one hand and the TEPPCO Parties on the other hand; and

•

certain screening procedures are to be followed if an EPCO employee performing commercial and development activities becomes privy to commercial information relating to a potential overlapping asset of any entity for which such employee does not perform commercial and development activities.

Other related party transactions with EPCO. The following is a summary of other significant ongoing related party transactions between EPCO and our consolidated businesses.

•	We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products.
•	In the normal course of business, we buy from and sell certain NGL products to an affiliate of EPCO.

In September 2004, Enterprise Products GP borrowed $370 million from an affiliate of EPCO to finance the purchase of a 50% membership interest in GulfTerra GP. This promissory note bore fixed-rate interest of 6.25% and was repaid in August 2005 using borrowings under the Enterprise GP Holdings Credit Facility. See Note 8 for additional information regarding Enterprise GP Holdings $525 Million Credit Facility.

We and Enterprise GP Holdings are separate legal entities from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO depends on cash distributions it receives as an equity owner in Enterprise GP Holdings and Enterprise Products Partners to fund most of its other operations and to meet its debt obligations. The ownership interests in Enterprise Products Partners and Enterprise Products GP that are owned or controlled by EPCO and its affiliates, other than Dan Duncan LLC and trusts affiliated with Dan L. Duncan, are pledged as security under the credit facilities of certain affiliates of EPCO, including EPCO Holdings, Inc. and Enterprise GP Holdings. In the event of a default under such credit facilities, a change in control of Enterprise Products Partners or Enterprise Products GP could occur.

Relationship with TEPPCO

On February 24, 2005, an affiliate of EPCO acquired Texas Eastern Products Pipeline Company, LLC ("TEPPCO GP"), the general partner of TEPPCO Partners, L.P. (“TEPPCO”) from Duke Energy Field Services, LLC, and 2,500,000 common units of TEPPCO from Duke Energy Corporation for approximately $1.2 billion in cash. TEPPCO GP owns a 2% general partner interest in TEPPCO and is the managing partner of TEPPCO and its subsidiaries. Subsequently, EPCO reconstituted the board of directors of TEPPCO GP and Dr. Ralph Cunningham (a former independent director of Enterprise Products GP) was named Chairman of TEPPCO GP. Due to EPCO's ownership of TEPPCO GP and TEPPCO GP's ability to direct the management of TEPPCO, TEPPCO GP and TEPPCO became related parties to EPCO and the Company during the first quarter of 2005. The employees of TEPPCO became EPCO employees on June 1, 2005. Our related party transactions with TEPPCO consist of the purchase of NGL pipeline transportation and storage services.

On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to EPCO’s legal advisor that it was conducting a non-public investigation to determine whether EPCO’s acquisition of TEPPCO GP may tend substantially to lessen competition. No filings were required under the Hart-Scott-Rodino Act in connection with EPCO’s purchase of TEPPCO GP. EPCO and its affiliates, including us, may receive similar inquiries from other regulatory authorities and intend to cooperate fully with any such investigations and inquiries. In response to such FTC investigation or any inquiries EPCO and its affiliates may receive from other regulatory authorities, we may be required to divest certain assets. In the event we are required to divest significant assets, our financial condition could be affected.

Relationship with unconsolidated affiliates

Our significant related party transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline, purchase of pipeline transportation services from Dixie (prior to its consolidation with our results beginning in February 2005, see Note 3) and the purchase of NGL storage, transportation and fractionation services from Promix. In addition, we sell natural gas to Promix and process natural gas at VESCO.

12. FINANCIAL INSTRUMENTS

We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to the variability of future earnings, fair values of certain debt instruments and cash flows resulting from changes in applicable interest rates or commodity prices. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest rate risk hedging program. Our interest rate exposure results from variable and fixed rate borrowings under debt agreements. We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

In August 2005, the Operating Partnership entered into two additional interest rate swap agreements with an aggregate notional amount of $200 million in which we exchanged the payment of fixed rate interest on a portion of the principal outstanding under Senior Notes K for variable rate interest. We have designated these two interest rate swaps as fair value hedges under SFAS No. 133 , "Accounting for Derivative Instruments and Hedging Activities" (as amended and interpreted), since they mitigate changes in the fair value of the underlying fixed rate debt. Under each swap agreement, we will pay the counterparty a variable interest rate based on six-month LIBOR rates (plus an applicable margin as defined in each swap agreement) and receive back from the counterparty a fixed interest rate payment of 4.95%, which is the stated interest rate of Senior Notes K. We will settle amounts receivable from or payable to the counterparty every six months (the "settlement period"), with the first settlement occurring on December 1, 2005. The settlement amount will be amortized ratably to earnings as either an increase or a decrease in interest expense over the settlement period.

As summarized in the following table, we had eleven interest rate swap agreements outstanding at September 30, 2005 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 7.26%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 5.81%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.6% to 4.36%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 4.34%	$200 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

The total fair value of these eleven interest rate swaps at September 30, 2005, was a liability of $9.6 million, with an offsetting decrease in the fair value of the underlying debt.

During 2004, we entered into two groups of four forward-starting interest rate swap transactions having an aggregate notional amount of $2 billion each in anticipation of our financing activities associated with the closing of the GulfTerra Merger. These interest rate swaps were accounted for as cash flow hedges and were settled during 2004 at a net gain to us of $19.4 million, which will be reclassified from accumulated other comprehensive income to reduce interest expense over the life of the associated debt.

Commodity risk hedging program. The prices of natural gas, NGLs and petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the risks associated with natural gas and NGLs, we may enter into commodity financial instruments. The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas or NGLs.

At September 30, 2005, we had a limited number of commodity financial instruments in our portfolio, which primarily consisted of natural gas cash flow and fair value hedges. The fair value of our commodity financial instrument portfolio at September 30, 2005 was an asset of $0.1 million.

13. SEGMENT INFORMATION

Business segments are components of a business about which separate financial information is available. The components are regularly evaluated by our CEO in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Our business segments are generally organized and managed according to the type of services rendered and products produced and/or sold, as applicable.

We have segregated our business activities into four reportable business segments: Offshore Pipelines & Services, Onshore Natural Gas Pipelines & Services, NGL Pipelines & Services and Petrochemical Services.

The Offshore Pipelines & Services business segment consists of (i) approximately 1,150 miles of offshore natural gas pipelines strategically located to serve production areas in some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 810 miles of Gulf of Mexico offshore crude oil pipeline systems and (iii) seven multi-purpose offshore hub platforms located in the Gulf of Mexico.

The Onshore Natural Gas Pipelines & Services business segment consists of approximately 17,200 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas. In addition, this segment includes two salt dome natural gas storage facilities located in Mississippi, which are strategically located to serve the Northeast, Mid-Atlantic and Southeast domestic natural gas markets. This segment also includes leased natural gas storage facilities located in Texas and Louisiana.

The NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 12,810 miles and related storage facilities, which include our strategic Mid-America and Seminole NGL pipeline systems and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminaling operations.

The Petrochemical Services business segment includes four propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes 530 miles of petrochemical pipeline systems.

Most of our plant-based operations are located either along the western Gulf Coast in Texas, Louisiana and Mississippi or in New Mexico. Our natural gas, NGL and oil pipelines and related operations are in a number of regions of the United States including the Gulf of Mexico offshore Texas and Louisiana; the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and certain regions of the central and western United States. Our marketing activities are headquartered in Houston, Texas, at our main office and serve customers in a number of regions in the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are allocated to each segment on the basis of each asset's or investment's principal operations. The principal reconciling item between consolidated property, plant and equipment and segment assets is construction-in-progress. Segment assets represent those facilities and projects that contribute to gross operating margin and is net of accumulated depreciation on these assets. Since assets under construction generally do not contribute to segment gross operating margin, these assets are excluded from the business segment totals until they are deemed operational. Consolidated intangible assets and goodwill are allocated to each segment based on the classification of the assets to which they relate.

Our balance sheet-related segment amounts, together with reconciliations to the consolidated totals, are presented in the following table:

	Operating Segments
	Offshore	Onshore	NGL		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochem.	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At September 30, 2005	$ 632,080	$ 3,617,489	$ 3,085,667	$ 499,689	$ 580,648	$ 8,415,573
Investments in and advances
to unconsolidated affiliates:
At September 30, 2005	318,045	4,938	126,808	20,242		470,033
Intangible Assets:
At September 30, 2005	180,576	422,415	288,521	49,972		941,484
Goodwill:
At September 30, 2005	82,386	282,840	50,528	73,690		489,444

14. CONDENSED FINANCIAL INFORMATION OF OPERATING PARTNERSHIP

The Operating Partnership and its subsidiaries conduct substantially all of our consolidated business activities, which primarily consist of the operations of Enterprise Products Partners. Currently, neither Enterprise GP Holdings nor we have any independent operations or material assets outside those of the Operating Partnership. Enterprise Products Partners acts as guarantor of the Operating Partnership’s consolidated debt obligations, with the exception of the Seminole Notes, Dixie revolving credit facility and the remaining amounts outstanding under GulfTerra’s senior subordinated notes. If the Operating Partnership were to default on any debt guaranteed by Enterprise Products Partners, Enterprise Products Partners would be responsible for full repayment of that obligation. Enterprise Products Partners' guarantee of these debt obligations is full and unconditional.

The following table shows condensed consolidated balance sheet data for the Operating Partnership at September 30, 2005:

ASSETS
Current assets	$ 2,001,530
Property, plant and equipment, net	8,415,573
Investments in and advances to unconsolidated affiliates	470,033
Intangible assets, net	941,483
Goodwill	489,444
Deferred tax asset	5,530
Long-term receivables	14,741
Other assets	31,422
Total	$ 12,369,756

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	$ 1,793,933
Long-term debt	4,788,840
Other long-term liabilities	74,106
Minority interest	93,042
Partners' equity	5,619,835
Total	$ 12,369,756

Total Operating Partnership debt obligations guaranteed by Enterprise Products Partners	$ 4,789,000

15. COMMITMENTS AND CONTINGENCIES

Operating leases. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Our material agreements consist of operating leases, with original terms ranging from 5 to 24 years, for natural gas and NGL underground storage facilities. We generally have the option to renew these leases, under the terms of the agreements, for one or more renewal terms ranging from 2 to 10 years.

Litigation. We are sometimes named as a defendant in litigation relating to our normal business operations, including litigation related to various federal, state and local regulatory and environmental matters. Although we insure against various business risks, to the extent management believes it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of ordinary business activity. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on our financial position or results of operations.

We own an octane-additive production facility that historically produced, and is currently capable of producing, methyl tertiary butyl ether ("MTBE"), a motor gasoline additive that enhances octane and is used in reformulated motor gasoline. We operate the facility, which is located within our Mont Belvieu complex. The production of MTBE was primarily driven by oxygenated fuel programs enacted under the federal Clean Air Act Amendments of 1990. In recent years, MTBE has been detected in water supplies. The major source of ground water contamination appears to be leaks from underground storage tanks. As a result of environmental concerns, several states enacted legislation to ban or significantly limit the use of MTBE in motor gasoline within their jurisdictions. The Energy Bill approved by the U.S. Congress in July 2005 (and signed by the President in August 2005) eliminates oxygenates in motor gasoline.

A number of lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing MTBE, although generally such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against our subsidiary that owns the facility. It is possible, however, that MTBE manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits. In connection with our purchase of ownership interests in the octane-additive production facility in 2003 from an affiliate of Devon Energy Corporation (“Devon”) and in 2004 from an affiliate of Sunoco, Inc. (“Sun”), Devon and Sun indemnified us for any liability (including liabilities described above) that are in respect of periods prior to the date we purchased such interests.

Performance Guaranty. In December 2004, our Independence Hub, LLC subsidiary entered into the Independence Hub Agreement (the "Agreement") with six oil and natural gas producers. The Agreement obligates Independence Hub, LLC (i) to construct an offshore platform production facility to process 850 MMcf/d of natural gas and condensate and (ii) to process certain natural gas and condensate production of the six producers following construction of the platform facility.

In conjunction with the Agreement, the Operating Partnership guaranteed the performance of its Independence Hub, LLC subsidiary under the Agreement up to $397.5 million. In December 2004, 20% of this guaranteed amount was assumed by Cal Dive, our joint venture partner in the Independence Hub project. The remaining $318 million represents our share of the anticipated cost of the platform facility. This amount represents the cap on the Operating Partnership's potential obligation to the six producers for our share of the cost of constructing the platform in the unlikely scenario where the six producers take over the construction of the platform facility. Our performance guarantee continues until the earlier to occur of (i) all of the guaranteed obligations of Independence Hub, LLC shall have been terminated or expired, or shall have been indefeasibly paid or otherwise performed or discharged in full, (ii) upon mutual written consent of the Operating Partnership and the producers or (iii) mechanical completion of the production facility. We expect that mechanical completion will occur on or about November 1, 2006; therefore, we anticipate that the performance guaranty will exist until at least this future date.

In accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," we recorded the fair value of the performance guaranty using an expected present value approach. Given the remote probability that the Operating Partnership would be required to perform under the guaranty, we have estimated the fair value of the performance guaranty at approximately $1.2 million, which is a component of current and other long-term liabilities on our unaudited condensed consolidated balance sheet at September 30, 2005.

16. SIGNIFICANT RISKS AND UNCERTAINTIES – HURRICANES

We participate as named insureds in EPCO’s current insurance program, which provides us with property damage, business interruption and other coverages, which are customary for the nature and scope of our operations. Historically, most of the insurance carriers in EPCO’s portfolio of coverage were rated “A” or higher by recognized ratings agencies. The financial impact of recent storm events such as Hurricanes Katrina and Rita has resulted in the lowering of credit ratings of many insurance carriers, with a number of providers also being placed on negative credit watch. We are unaware of any of our existing carriers dropping below the “A” rating level. At present, there is no indication of any insurance carrier in the EPCO insurance program being unable or unwilling to meet its coverage obligations.

We believe that EPCO maintains adequate insurance coverage on behalf of us, although insurance will not cover every type of interruption that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available for only reduced amounts of coverage. As a result, EPCO may not be able to renew existing insurance policies on behalf of us or procure other desirable insurance on commercially reasonable terms, if at all.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to partners and, accordingly, adversely affect the market price of our common units.

The following is a discussion of the general status of insurance claims related to recent significant storm events that affected our assets. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that it is reasonably possible that a change in our estimates may occur in the near term as additional information becomes available to us.

Hurricane Ivan insurance claims

Our final purchase price allocation for the GulfTerra Merger includes the expected recovery of $26.2 million, which represents the probable recovery of property damage insurance claims related to completed expenditures for damage to certain assets due to the significant effects of Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004 prior to the GulfTerra Merger. These expenditures represent our total costs to restore the former GulfTerra damaged facilities to operation. Since this loss event occurred prior to completion of the GulfTerra Merger, the claim was filed under the insurance program of GulfTerra and El Paso. We expect to receive these proceeds directly from the insurance carriers or from the former owners on our behalf during the first quarter of 2006. If the final recovery of funds is different than the amount previously expended, we will recognize an income impact at that time.

In addition, we have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan. During the fourth quarter of 2005, we expect to receive $6.6 million from such claims. In addition, we estimate an additional $15 million to $16 million will be received during the first quarter of 2006.

Hurricanes Katrina and Rita insurance claims

Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively. Inspection and evaluation of damage to our facilities is a continuing effort. To the extent that insurance proceeds from property damage claims do not cover our expenditures (in excess of the insurance deductibles we have expensed), such shortfall will be expensed when realized. In addition, we expect to file business interruption claims for losses related to these hurricanes.

17. SUBSEQUENT EVENT

October 2005 Amendment to Multi-Year Revolving Credit Facility

In October 2005, the Operating Partnership executed an amendment to its Multi-Year Revolving Credit Facility which increased borrowing capacity from $750 million to $1.25 billion. Additionally, the amendment provides that the borrowing capacity under the Multi-Year Revolving Credit Facility may be increased further to $1.4 billion, subject to certain conditions. The amendment also reduces by 0.375% the aggregate total facility fee and the Eurodollar borrowing rate that was previously in effect. The maturity date of the credit facility was extended from September 2009 to October 2010, and the Operating Partnership may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). Additionally, the amendment removed the $100 million limit on the total amount of standby letters of credit that can be outstanding under the credit facility.